EXHIBIT 99.1

RLH Corporation Reports Third Quarter 2017 Results

DENVER, Nov. 02, 2017 (GLOBE NEWSWIRE) -- Red Lion Hotels Corporation (“RLH Corporation” or the “Company”) (NYSE:RLH), a growing hospitality company doing business as RLH Corporation that operates and franchises upscale, midscale and economy hotels, today reported third quarter 2017 results.

2017 Third Quarter and Year-to-date Highlights

  GAAP net income of $2.8 million compared with $2.3 million in the third quarter of 2016

  Adjusted EBITDA from continuing operations for the third quarter ended September 30, 2017 was $11.4 million compared with $10.6 million in 2016. Adjusted EBITDA increased 34% for the nine months ended September 30, 2017 to $19.7 million compared with $14.7 million in the prior year.

  Total revenue increased 17% to $51.0 million for the third quarter of 2017 compared with $43.7 million for the same period in 2016

  Achieved system-wide RevPAR growth of 1.6%

  Company operated hotels achieved RevPAR growth of 3.2%

  Increased Franchise segment revenues to $12.7 million in the third quarter of 2017 compared with $4.8 million in 2016 – an increase of 167%.  This improvement reflects the brand acquisitions in 2016. The Franchise segment gross profit for the third quarter of 2017 was $3.8 million, an improvement of 146% from the third quarter of 2016.  The gross profit margin was 30% in the third quarter of 2017 an improvement of 140 basis points over the second quarter of 2017 gross profit margin.

  For the nine months ended September 30, 2017, the Franchise business (as a percentage of the Franchise plus Company operated hotels segments) contributed 32% of Adjusted EBITDA as compared to 10% in the same period in 2016. The contribution of the brand acquisition in 2016 demonstrated the beginning of the Company’s shift in earning contribution to its Franchise operations.

  Executed 120 license agreements in the first nine months of 2017.  There are more than 20 upscale properties contracted that will open in the next 18 months including four Hotel RL properties.

  RLH Corporation has recently on boarded a Chief Development Officer who will be responsible to continue to grow the franchise operations for its upscale brands.

“It has been a quarter of significant achievements”, said Greg T. Mount, RLH Corporation President and Chief Executive Officer.  ”Our financial performance in the third quarter was excellent.  Also, on October 3, 2017, we closed the sale of our Entertainment business, allowing us to crystalize the value of this business and continue on our mission to simplify our business model as we move closer to a fully asset-light business model. We also announced the listing for sale of the majority of our remaining owned hotels.  Our ultimate goal through the sale of these hotels is to significantly reduce and ultimately eliminate our long-term debt and to significantly increase our cash reserves to more aggressively grow our Franchise business.  Based on our review of the markets for the 11 hotels listed for sale, the Company estimates the current value of the hotels is between $165 and $175 million.  The successful sale of these hotels should allow RLH Corporation to accelerate its evolution toward operating primarily as a franchise company.  Our Franchise business requires less capital to grow our brand network, provides higher profit margins, and allows us to better leverage our excellent infrastructure and highly skilled employees over a larger franchise base.”

Balance Sheet and Liquidity

At September 30, 2017, the Company had $36.2 million in cash and cash equivalents and $12.9 million in restricted cash available for future debt service payments pursuant to the joint venture property loan agreements.  As of September 30, 2017, the Company had outstanding consolidated debt of $111.5 million, all of which is borrowed by the Company’s joint venture entities and is recourse only to the assets of the joint venture entities. RLH Corporation’s pro-rata share of the debt was $63.7 million. This share of the debt is based on RLH Corporation’s economic share of the joint venture entities.

Joint Venture Entities

Under generally accepted accounting principles, the Company is required to consolidate 100% of the joint venture entities assets, liabilities and results of operations.  Although the Company is required to fully consolidate these entities, its economic share of the joint venture entities is 55%, except for Baltimore where its economic share is 73%.

The Company currently has real estate interests in 18 of its properties.  Four of the properties are leasehold interests, and the remaining fourteen are in the joint ventures.  RLH Corporation has engaged CBRE to market for sale 11 of the joint venture interests.  It is the Company’s intention to sell the final three joint venture interests when those properties stabilize to a higher level of profitability over the next 12 to 18 months.

For the nine months ended September 30, 2017, the Company’s consolidated adjusted EBITDA from continuing and discontinued operations was $20.4 million.  The Company’s joint venture partners’ pro rata share of this adjusted EBITDA was $6.1 million, and RLH Corporation’s pro-rata ownership share of the adjusted EBITDA was $14.3 million.

The strength of the Company’s balance street should improve as it closes on the sales of its hotels, and the Company expects to use the resulting cash on its balance sheet to finance a significant portion of growth of its Franchise operations.

As noted above, RLH Corporation’s pro rata share of the consolidated debt position was $63.7 million, and its share of the consolidated cash and cash equivalents balance was $32.0 million, resulting in $31.7 of net debt at September 30, 2017.

2017 Outlook and 2018 Expectations

2017 Outlook

Based on the strong financial results year to date and the current outlook for the Company’s markets, RLH Corporation is updating the following guidance ranges:

  Capital expenditures in the range of $9 million to $11 million
  Executed franchise license agreements to 130

RLH Corporation confirms the following guidance ranges:

  Full year System-wide RevPAR growth of 1% to 3%
  Adjusted EBITDA of $22 million to $23 million

The Company expects to issue 414,000 shares of common stock subsequent to September 30, 2017, in satisfaction of its earn-out payment obligations in the 2016 acquisition agreement, as the sellers have satisfied the requirements for a full payment of the year one earn-out provision.  Because these shares had been earned as of September 30, 2017, they were included in basic weighted average shares outstanding, with a weighting of one day, for the three and nine months ended September 30, 2017. Up to an additional 276,000 shares expected to be issued after September 30, 2018, are included in the diluted share count for the three and nine months ended September 30, 2017.  Refer to the Company’s 2016 Form 10-K, filed March 31, 2017, for a detailed description of the contingent consideration agreement.

The company’s third quarter 2017 GAAP net income includes a $1.2 million charge, including $0.2 million for the cash component and $1.0 million for the share component, associated with the increase in the valuation of the total contingent consideration to be issued at the anniversary dates of the first and second years of the 2016 brand acquisition.  The $1.0 million increase in the valuation of the share component is primarily driven by the change in the Company’s share price during the quarter.  The total charge of $1.2 million equates to a reduction in GAAP earnings per diluted share of $0.05 for the three months ended September 30, 2017.  The charge is treated as an adjustment in our adjusted net income, adjusted earnings per share and Adjusted EBITDA results.  Changes in the Company’s stock price will continue to impact the valuation of the share component of the year two earn-out until it is concluded at September 30, 2018.

Additionally, the Company anticipates maintaining a full valuation allowance against its income tax assets through at least 2018, and therefore ongoing cash income tax expense in 2017 will remain minimal.  The Company expects tax expense of $0.7 to $0.8 million in 2017, the vast majority of which is deferred and will not result in cash tax payments, and the expense is expected to be flat quarter to quarter during the year.

2018 Expectations

The Company is providing the following preliminary guidance for 2018:

  Full year system-wide RevPAR growth of 1% to 3%

Conference Call Information

RLH Corporation will conduct a conference call on Thursday, November 2nd, at 5:00p.m. Eastern Time, to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be RLH Corporation President & Chief Executive Officer Greg Mount and Chief Financial Officer Doug Ludwig.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website.  To listen to the live call, please go to the RLH Corporation website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software.  For those unable to participate during the live broadcast, a replay will be available at approximately 8:00p.m. Eastern Time on November 2, 2017 through November 16, 2017, at (877) 660-6853 or (International) (201) 612-7415, using access code 13669864. The replay will also be available shortly after the call on the Company’s website.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The Company strives to maximize return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company's annual report on Form 10-K for the year ended December 31, 2016, and in other documents filed by the Company with the Securities and Exchange Commission.

RED LION HOTELS CORPORATION
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
($ in thousands, except footnotes and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Company operated hotels	$37,244	$37,157	$94,214	$93,515
Other revenues from managed properties	1,054	1,733	3,047	4,498
Franchised hotels	12,714	4,766	36,045	12,194
Other	12	16	128	40
Total revenues	51,024	43,672	133,434	110,247

Operating expenses:
Company operated hotels	25,284	25,363	70,450	71,035
Other costs from managed properties	1,054	1,733	3,047	4,498
Franchised hotels	8,898	3,214	26,300	10,034
Other	(9)	9	(2)	30
Depreciation and amortization	4,660	3,771	13,742	11,209
Hotel facility and land lease	1,201	1,197	3,604	3,543
Gain on asset dispositions, net	(113)	(100)	(334)	(729)
General and administrative expenses	3,640	2,031	11,348	7,781
Acquisition and integration costs	1,235	1,413	1,246	1,653
Total operating expenses	45,850	38,631	129,401	109,054

Operating income	5,174	5,041	4,033	1,193

Other income (expense):
Interest expense	(2,119)	(1,793)	(6,114)	(4,741)
Other income (loss), net	338	169	562	290
Total other income (expense)	(1,781)	(1,624)	(5,552)	(4,451)

Income (loss) from continuing operations before taxes	3,393	3,417	(1,519)	(3,258)
Income tax expense	174	166	513	258
Net income (loss) from continuing operations	3,219	3,251	(2,032)	(3,516)

Discontinued operations:
Income from discontinued business unit, net of income tax benefit of $0	408	262	611	1,831
Net income (loss)	3,627	3,513	(1,421)	(1,685)
Net (income) loss attributable to noncontrolling interest	(871)	(1,207)	507	(645)

Net income (loss) and comprehensive income (loss) attributable to RLH Corporation	$2,756	$2,306	$(914)	$(2,330)

RED LION HOTELS CORPORATION
Consolidated Statements of Comprehensive Income (Loss) - Continued
(unaudited)
($ in thousands, except footnotes and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Earnings (loss) per share - basic
Income (loss) from continuing operations attributable to RLH Corporation	$0.10	$0.10	$(0.06)	$(0.21)
Income from discontinued operations	0.02	0.01	0.02	0.09
Net income (loss) attributable to RLH Corporation	$0.12	$0.11	$(0.04)	$(0.12)

Earnings (loss) per share - diluted
Income (loss) from continuing operations attributable to RLH Corporation	$0.10	$0.10	$(0.06)	$(0.21)
Income from discontinued operations	0.01	0.01	0.02	0.09
Net income (loss) attributable to RLH Corporation	$0.11	$0.11	$(0.04)	$(0.12)

Weighted average shares - basic	23,609	20,228	23,542	20,157
Weighted average shares - diluted	24,176	20,613	23,542	20,157

Non-GAAP Financial Measures (1)
EBITDA from continuing operations	$10,580	$9,243	$18,948	$14,523
Adjusted EBITDA from continuing operations	$11,407	$10,615	$19,683	$14,697
Adjusted net income (loss)	$4,454	$4,885	$(686)	$(1,511)

(1) The definitions of "EBITDA", "Adjusted EBITDA" and "Adjusted net income (loss)" and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures and Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss).

RED LION HOTELS CORPORATION
Consolidated Balance Sheets
(unaudited)
($ in thousands, except footnotes and per share data)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$36,179	$38,072
Restricted cash	12,946	9,537
Accounts receivable, net	14,450	9,196
Accounts receivable from related parties	1,824	1,865
Notes receivable, net	1,572	1,295
Inventories	631	596
Prepaid expenses and other	5,156	4,244
Assets held for sale	4,285	5,585
Total current assets	77,043	70,390
Property and equipment, net	204,131	210,485
Goodwill	9,404	9,404
Intangible assets	51,306	52,848
Other assets, net	1,843	1,408
Total assets	$343,727	$344,535
LIABILITIES
Current liabilities:
Accounts payable	$5,555	$8,479
Accrued payroll and related benefits	5,516	4,590
Other accrued entertainment liabilities held for sale	6,757	11,334
Other accrued liabilities	6,087	4,063
Long-term debt, due within one year	24,422	1,469
Contingent consideration for acquisition due to related party, due within one year	7,581	6,768
Liabilities held for sale	739	686
Total current liabilities	56,657	37,389
Long-term debt, due after one year, net of debt issuance costs	87,040	106,862
Contingent consideration for acquisition due to related party, due after one year	4,944	4,432
Deferred income and other long-term liabilities	1,666	2,293
Deferred income taxes	6,132	5,716
Total liabilities	156,439	156,692
Commitments and contingencies
STOCKHOLDERS’ EQUITY
RLH Corporation stockholders' equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 23,611,519 and 23,434,480 shares issued and outstanding	236	234
Additional paid-in capital, common stock	173,341	171,089
Accumulated deficit	(16,901)	(15,987)
Total RLH Corporation stockholders' equity	156,676	155,336
Noncontrolling interest	30,612	32,507
Total stockholders' equity	187,288	187,843
Total liabilities and stockholders’ equity	$343,727	$344,535

RED LION HOTELS CORPORATION
Consolidated Statements of Cash Flows
(unaudited)
($ in thousands)

	Nine Months Ended September 30,
	2017	2016
Operating activities:
Net loss	$(1,421)	$(1,685)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,806	11,354
Amortization of debt issuance costs	892	880
Gain on disposition of property, equipment and other assets, net	(328)	(730)
Deferred income taxes	416	233
Equity in investments	—	(171)
Stock based compensation expense	2,392	1,960
Provision for doubtful accounts	407	212
Fair value adjustments to contingent consideration	1,325	—
Change in current assets and liabilities:
Accounts receivable	(4,345)	(4,664)
Notes receivable	(69)	(68)
Inventories	(32)	63
Prepaid expenses and other	(1,324)	(1,959)
Accounts payable	(780)	3,697
Other accrued liabilities	(1,936)	(2,046)
Net cash provided by operating activities	9,003	7,076
Investing activities:
Capital expenditures	(8,024)	(30,266)
Acquisition of Vantage Hospitality	—	(22,694)
Proceeds from disposition of property and equipment	28	434
Collection of notes receivable related to property sales	200	1,781
Advance of note receivable	(408)	(328)
Proceeds from sales of short-term investments	—	18,060
Other, net	—	78
Net cash used in investing activities	(8,204)	(32,935)
Financing activities:
Borrowings on long-term debt	3,237	19,547
Repayment of long-term debt	(959)	—
Debt issuance costs	(35)	(192)
Proceeds from sale of interests in joint ventures	—	3,194
Distributions to noncontrolling interest	(1,388)	(3,594)
Stock-based compensation awards cancelled to settle employee tax withholding	(332)	(343)
Other, net	194	156
Net cash provided by financing activities	717	18,768

Change in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	1,516	(7,091)
Cash, cash equivalents and restricted cash at beginning of period	47,609	35,202
Cash, cash equivalents and restricted cash at end of period	$49,125	$28,111

RED LION HOTELS CORPORATION
Additional Hotel Statistics
(unaudited)

	Company Operated		Franchised		Total Systemwide
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2017	20	4,200	1,117	68,900	1,137	73,100
Newly opened properties	—	—	48	3,500	48	3,500
Terminated properties	—	—	(83)	(5,800)	(83)	(5,800)
Ending quantity, September 30, 2017	20	4,200	1,082	66,600	1,102	70,800

Executed franchise license and management agreements, nine months ended September 30, 2017:
New franchise / management agreements	1	100	49	3,300	50	3,400
Renewals / changes of ownership	—	—	70	5,000	70	5,000
Total executed franchise license agreements, nine months ended September 30, 2017	1	100	119	8,300	120	8,400

Comparable Hotel Statistics(1)
	For the Three Months Ended September 30,
	2017				2016
	Average Occupancy (2)		ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Systemwide	69.9%		$99.40	$69.46	70.5%	$96.95	$68.38

Change from prior comparative period:	Average Occupancy (2)		ADR (3)	RevPAR (4)
Systemwide	(60.0)	bps	2.5%	1.6%

	For the Nine Months Ended September 30,
	2017				2016
	Average Occupancy (2)		ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Systemwide	63.1%		$92.74	$58.54	64.1%	$89.81	$57.59

Change from prior comparative period:	Average Occupancy (2)		ADR (3)	RevPAR (4)
Systemwide	(100.0)	bps	3.3%	1.6%

(1) Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current year under materially similar operations.
(2) Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(3) Average daily rate (ADR) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4) Revenue per available room (RevPAR) represents total room and related revenues divided by total available rooms.

RED LION HOTELS CORPORATION
Comparable Operations and Data From Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis.  Comparable hotels are defined as properties that were operated by the Company for at least one full calendar year as of the beginning of the current year other than hotels for which comparable results were not available. Comparable results excludes two hotels, one of which was sold in the fourth quarter of 2016, and one property that opened during the second quarter of 2016, as these properties had not been open at least one year as of the beginning of the current year.  In addition, we exclude revenue earned and expenses incurred related to our hotel management agreements.

RLH Corporation utilizes these comparable measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. The Company believes the comparable measures are a complement to reported operating results. Comparable operating results are not intended to represent reported operating results defined by generally accepted accounting principles in the United States (GAAP), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Company operated hotel revenue	$37,244	$37,157	$94,214	$93,515
less: revenue from sold and closed hotels	—	(1,338)	—	(2,791)
less: revenue from hotels without comparable results	(1,307)	(1,223)	(3,528)	(1,830)
less: revenue from managed properties	(380)	(235)	(855)	(982)
Comparable company operated hotel revenue	$35,557	$34,361	$89,831	$87,912

Company operated hotel operating expenses	$25,284	$25,363	$70,450	$71,035
less: operating expenses from sold and closed hotels	—	(761)	—	(1,949)
less: operating expenses from hotels without comparable results	(1,108)	(1,151)	(3,096)	(2,311)
less: operating expenses from managed properties	(188)	(237)	(520)	(866)
Comparable company operated hotel operating expenses	$23,988	$23,214	$66,834	$65,909

Company operated hotel direct operating profit	$11,960	$11,794	$23,764	$22,480
less: operating profit from sold and closed hotels	—	(577)	—	(842)
less: operating profit from hotels without comparable results	(199)	(72)	(432)	481
less: operating profit from managed properties	(192)	2	(335)	(116)
Comparable company operated hotel direct profit	$11,569	$11,147	$22,997	$22,003
Comparable company operated hotel direct margin %	32.5%	32.4%	25.6%	25.0%

RED LION HOTELS CORPORATION
Reconciliation of Non-GAAP Financial Measures
(unaudited)
($ in thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. The Company believes it is a useful financial performance measure due to the significance of the long-lived assets and level of indebtedness.

Adjusted EBITDA and Adjusted net income (loss) are additional measures of financial performance. The Company believes that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

EBITDA, Adjusted EBITDA and Adjusted net income (loss) are commonly used measures of performance in the industry. RLH Corporation utilizes these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. The Company believes they are a complement to reported operating results. EBITDA, Adjusted EBITDA and Adjusted net income (loss) are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States (GAAP), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in the industry may calculate EBITDA and, in particular, Adjusted EBITDA and Adjusted net income (loss) differently than the Company does or may not calculate them at all, limiting the usefulness of EBITDA, Adjusted EBITDA and Adjusted net income (loss) as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$3,627	$3,513	$(1,421)	$(1,685)
Depreciation and amortization	4,660	3,771	13,742	11,209
Interest expense	2,119	1,793	6,114	4,741
Income tax expense (benefit)	174	166	513	258
EBITDA from continuing operations	10,580	9,243	18,948	14,523
Acquisition and integration costs (1)	1,235	1,413	1,246	1,653
Employee separation and transition costs (2)	—	221	100	617
Reserve for environmental cleanup (3)	—	—	—	128
Gain on asset dispositions (4)	—	—	—	(393)
Income from discontinued business unit (5)	(408)	(262)	(611)	(1,831)
Adjusted EBITDA from continuing operations	11,407	10,615	19,683	14,697
Income from discontinued business unit (5)	408	262	611	1,831
Depreciation and amortization of discontinued business unit	7	43	64	145
Interest expense from discontinued business unit	—	12	—	12
Adjusted EBITDA from discontinued operations	415	317	675	1,988
Adjusted EBITDA from continuing & discontinued operations	11,822	10,932	20,358	16,685
Adjusted EBITDA attributable to noncontrolling interests	(3,142)	(3,155)	(6,110)	(6,137)
Adjusted EBITDA attributable to RLH Corporation	$8,680	$7,777	$14,248	$10,548

(1) On September 30, 2016 RLH Corporation acquired Vantage. Net expenses associated with the acquisition and changes in the fair value of contingent consideration are included within Acquisition and integration costs on the Consolidated Statements of Comprehensive Income (Loss).
(2) During the third quarter of 2016, RLH Corporation recorded separation costs of a former Executive Vice President and Chief Financial Officer and other legal and consulting services associated with the CFO transition. The costs recorded for the nine months ended September 30, 2017 consisted of legal and consulting services associated with the CFO transition.
(3) In the first quarter of 2016, a reserve was recorded for environmental cleanup at one of the hotel properties.
(4) In the second quarter of 2016, RLH Corporation recorded a gain on sale of intellectual property, net of brokerage fees, of $0.4 million, included within Gain on asset dispositions, net on the Consolidated Statements of Comprehensive Income (Loss).
(5) On October 3, 2017, the Company completed the sale of its Entertainment business. Based on this sale, the results of operations of the Entertainment business are reported as discontinued operations for all periods presented.

RED LION HOTELS CORPORATION
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)
(unaudited)
($ in thousands, except per share data)

The following is a reconciliation of adjusted net income to net income (loss) for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$3,627	$3,513	$(1,421)	$(1,685)
Acquisition and integration costs (1)	1,235	1,413	1,246	1,653
Employee separation and transition costs (2)	—	221	100	617
Reserve for environmental cleanup (3)	—	—	—	128
Gain on asset dispositions (4)	—	—	—	(393)
Income from discontinued business unit (5)	(408)	(262)	(611)	(1,831)
Adjusted net income (loss)	$4,454	$4,885	$(686)	$(1,511)

Adjusted net income (loss) per share	$0.18	$0.24	$(0.03)	$(0.07)
Weighted average shares - basic	23,609	20,228	23,542	20,157
Weighted average shares - diluted (6)	24,659	20,613	23,542	20,157

(1) On September 30, 2016 RLH Corporation acquired Vantage. Net expenses associated with the acquisition and changes in the fair value of contingent consideration are included within Acquisition and integration costs on the Consolidated Statements of Comprehensive Income (Loss).
(2) During the third quarter of 2016, RLH Corporation recorded separation costs of a former Executive Vice President and Chief Financial Officer and other legal and consulting services associated with the CFO transition. The costs recorded for the nine months ended September 30, 2017 consisted of legal and consulting services associated with the CFO transition.
(3) In the first quarter of 2016, a reserve was recorded for environmental cleanup at one of the hotel properties.
(4) In the second quarter of 2016, RLH Corporation recorded a gain on sale of intellectual property, net of brokerage fees, of $0.4 million, included within Gain on asset dispositions, net on the Consolidated Statements of Comprehensive Income (Loss).
(5) On October 3, 2017, the Company completed the sale of its Entertainment business. Based on this sale, the results of operations of the Entertainment business are reported as discontinued operations for all periods presented.
(6) For Adjusted net income (loss) per share for the nine months ended September 30, 2017, weighted average diluted shares was equal to weighted average basic shares due to the Adjusted net loss incurred for the period. Because Acquisition and integration costs (which includes the share component of the change in fair value of the Vantage contingent consideration) was added back to calculate Adjusted net income (loss) for the period, the 483,000 weighted average shares associated with the Vantage contingent consideration would be antidilutive and are therefore excluded from weighted average diluted shares.

Amy Koch

509-777-6417

amy.koch@rlhco.com

investorrelations@rlhco.com